Exhibit 99.1

News Release

	Contact:	Vic Beck (Media)
703-280-4456 (office)
vic.beck@ngc.com

Northrop Grumman Elects Roshan Roeder Corporate Vice President and President, Defense Systems; Mary Petryszyn to Retire

FALLS CHURCH, Va. – Sept. 22, 2022 – Northrop Grumman Corporation (NYSE: NOC) announces that its board of directors has elected Roshan Roeder corporate vice president and president, Defense Systems sector, effective October 17, 2022. Roeder will succeed Mary Petryszyn, who has announced her intent to retire effective January 13, 2023.

“Roshan is a seasoned executive with extensive experience leading a broad spectrum of businesses," said Kathy Warden, chair, chief executive officer and president, Northrop Grumman. “With her leadership, our Defense Systems businesses will continue to thrive as they deliver mission-critical capabilities for our customers.”

“On behalf of our company and the board of directors, I want to thank Mary for her contributions over her decade-long career with Northrop Grumman,” said Warden. “Mary’s unwavering commitment to our people, our customers and our culture is core to who she is and what she stands for.”

Petryszyn will continue as corporate vice president, reporting to Warden to support this transition until her retirement.

Roeder is currently vice president and general manager of the Airborne Multifunction Sensors Division in the Mission Systems sector, which delivers large-scale, mission-critical C4ISR systems and complex hardware and software products for airborne platforms. In her 20-plus-year career with Northrop Grumman, she has led many different businesses for the company. She holds a bachelor’s degree in computer engineering from Virginia Tech.

Northrop Grumman is a technology company, focused on global security and human discovery. Our pioneering solutions equip our customers with capabilities they need to connect, advance and protect the U.S. and its allies. Driven by a shared purpose to solve our customers’ toughest problems, our 90,000 employees define possible every day.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com